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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

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
[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     sec. 240.14a-11(c) or sec. 240.14a-12
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                         CardioVascular Dynamics, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS DOCUMENT CONTAINS
FORWARD LOOKING STATEMENTS, THE ACCURACY OF WHICH ARE NECESSARILY SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY BE AFFECTED BY, AMONG OTHER THINGS, RISKS AND UNCERTAINTIES RELATED TO NEW PRODUCT DEVELOPMENT AND INTRODUCTION CYCLES BY THE COMPANY OR ITS' LICENSEES, RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING FAILURE TO DEMONSTRATE CLINICAL EFFICACY, DELAYS BY REGULATORY AUTHORITIES, SCIENTIFIC AND TECHNICAL ADVANCES BY CVD OR THIRD PARTIES, INTRODUCTION OF COMPETITIVE PRODUCTS, THIRD PARTY REIMBURSEMENT AND PHYSICIAN TRAINING, AND OTHER RISK FACTORS AND MATTERS SET FORTH IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1998 AND THE COMPANY'S PROXY STATEMENT FILED ON DECEMBER 17, 1998 CONCERNING THE MERGER PROPOSAL AND OTHER MATTERS.

1.  WHY DID CVD ORIGINALLY GIVE UP CONTROL OF RADIANCE?

    a. To permit Radiance to focus exclusively on the development of the radiation therapy technology.

    b. At the time, there were no definitive clinical trials indicating positive results of treating and preventing restenosis with radiation.

    c.  CVD believed that there could be significant losses over a longer period

    d.  CVD could direct its efforts and resources on fewer projects.

    e. CVD believed this strategy would allow it, and its stockholders, to benefit from the successful development of radiation technology through its ownership and licensing arrangements with Radiance, while minimizing CVD's exposure to any failure to develop the technology and the resulting negative financial impact.

2.  HOW WAS THE CVD/RADIANCE RELATIONSHIP STRUCTURED?

    a. CVD incorporated Radiance (then known as Radiis, Inc.) as a separate corporation in August 1997.

    b. On September 4, 1997, CVD licensed to Radiance technology to be used with its development of products for the delivery of radiation therapy.

    c. Radiance granted to CVD royalties and rights to the commercialization of Radiance's products, issued 750,000 shares of Series B Preferred Stock and a Warrant to purchase an additional 1,500,000 shares of Series B Preferred Stock.

    d. On September 8, 1997, Radiance closed a private placement of 2,325,930 shares of Series A Preferred Stock sold to 22 investors (including CVD) at a price of $.65 per share. In that private placement, CVD purchased 192,308 shares.


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3.  WHY ARE YOU ACQUIRING RADIANCE NOW?

    a. Radiance intended to raise additional funds through a second round of financing. In order to maintain its percentage ownership CVD would have had to purchase additional shares of Radiance capital stock in the second round of financing.

    b. CVD continues to develop its SEAL stent technology. However, while promising, its development has not progressed as anticipated. Additionally,

        o  the market for first generation SEAL product has shrunk; and,

        o there are now over 50 different types of conventional stents available from approximately 17 different companies.

    c. Only the SEAL technology is currently in development. In 1998 CVD licensed certain rights to its Focus technology for stent development to Guidant and signed a letter of intent to sell the vascular access product line.

    d.  Radiance has developed its product faster than anticipated.

    e. The available clinical data appear to indicate that Radiance may be able to provide a safe and effective way to deliver vascular radiation.

    f. CVD originally developed and is familiar with the basic technology and believes that its products, technology and core competency are complementary to the technology being developed by Radiance.

    g. CVD believes it can integrate the Radiance technology with its advanced stent [SEAL] technology to create new products in a cost-effective manner which may prove to be a more effective form of radiation coated stent.

4.  COULD CVD HAVE SURVIVED AS A COMPANY WITHOUT THIS MERGER?

    The management of CVD believed that the merger was the best possible means for maximizing stockholder value and achieving the best possible returns on its investment in product development.

5.  WHY ARE YOU CHANGING THE COMPANY'S NAME?

    In view of the significant change of character and strategic focus of CVD resulting from the Merger, the Board of Directors concluded that such action would be in the best interest of CVD and its stockholders.

6.  COMMENT ON THE NUMBER OF INTERESTED PARTIES IN THIS TRANSACTION.

    The CVD Board appointed a committee of independent [disinterested] directors composed of William G. Davis, Franklin D. Brown and Edward M. Leonard to review and approve the merger. The independent committee conducted its own analysis and considered many factors, including those outlined in questions 1 & 2 above. In addition, the committee considered the fairness opinion of Wedbush Morgan Securities dated November 3, 1998.



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7.  WHAT IS THE COST OF THIS TRANSACTION TO CVD AND CVD SHAREHOLDERS?

    a. The total amount to be paid to all holders of Radiance capital stock at closing will be approximately $7.0 million, excluding the value of Radiance common stock options. CVD will pay the stockholders of Radiance $3.00 for each share of Radiance Preferred Stock and $2.00 for each share of Radiance Common Stock.

    b. Assuming all product development milestones are met on scheduled dates, an additional amount of approximately $6.9 million will be paid to Radiance stockholders and optionholders.

    c. The exact number of shares of CVD Common Stock issued will depend on the value of CVD Common Stock at the Closing of the Merger.

8.  WHAT ARE THE MILESTONES?

    The milestones represent important steps in the United States Food and Drug Administration and European approval processes which CVD has determined are critical in bringing the Radiance technology to the marketplace. The four milestones consist of:

    (I) FDA approval of an Investigation Device Exemption application for the initiation of human clinical trial;

    (II)  approval of the CE mark for European marketing;

    (III) the acceptance by the FDA of a Pre-Market Approval ("PMA") application filing in the United States; and

    (IV)  PMA approval in United States.

9.  WILL OPERATIONAL COSTS INCREASE SIGNIFICANTLY AFTER THE MERGER?

    They could, due mainly to development and clinical trial costs. We anticipate that our current resources will be sufficient to support our product development objectives. However, if any of the [regulatory] approvals and milestones are delayed significantly or not obtained, the Company's business, financial condition and results of operations could be materially adversely affected.

10. DOES CVD PLAN ANY CHANGES IN THE MANAGEMENT OR BOARD OF DIRECTORS OF
    RADIANCE?

    a. Pursuant to the Merger Agreement, CVD will enter into an employment agreement with each of Michael Henson and Brett Trauthen, Radiance Director of Engineering, Research and Development.

    b. Mr. Henson will be employed as Chairman of the Board of Directors of CVD for two years following the Closing and will serve as Chief Executive Officer following Jeffrey O'Donnell's resignation which will be effective shortly after the special meeting of the stockholders.


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11. WHY IS JEFF O'DONNELL LEAVING?

    Mr. O'Donnell's decision to step down is based on his family's decision to relocate back to the East Coast. While he plans to continue his career in building new medical device companies on the East Coast, he looks forward to his ongoing role with CVD as a member of the Board advising and maintaining close ties with the CVD management team.

12. HOW WILL THE MERGER AFFECT CURRENT CVD PRODUCTS AND PROJECTS?

    a. In June 1998, CVD entered into a technology license agreement with Guidant Corporation, granting Guidant rights to CVD's Focus Technology

    b. CVD has signed a letter of intent to sell the assets and operations of its vascular access business unit to Escalon Medical Corp.

    c. CVD is developing its SEAL stent technology, which it believes is state of the art technology for the treatment of restenosis.

    d. CVD believes it can integrate the Radiance technology with its advanced stent [SEAL] technology to create new products in a cost-effective manner which may prove to be a more effective form of radiation coated stent.

13. WHO ARE RADIANCE'S PRIMARY COMPETITORS AND HOW DO YOU ANTICIPATE COMPETING AGAINST THEM?

    There are more than ten competing development programs in the area of vascular radiotherapy. The major competitors include Novoste Corporation, Johnson & Johnson, Guidant Corporation and United States Surgical Corporation.

14. WHAT ARE THE CURRENT ANALYST'S ESTIMATES FOR 1998?

    CVD does not endorse the opinion expressed by any analyst. Phil Nalbone of Volpe Brown Whelan in San Francisco, may be available for comment.

15. WHAT ARE YOU DOING TO GET THE STOCK PRICE UP?

    CVD believes the complementary nature of the two companies' technology and CVD's familiarity with Radiance will create synergies and result in greater growth potential for the combined companies.

16. DO YOU HAVE ANY INTENTION OF REPURCHASING SHARES?

    CVD Board of Directors have approved a stock repurchase program for an aggregate of one million shares, of which 686,000 shares have already been purchased.

17. HAS MANAGEMENT BOUGHT OR SOLD ANY STOCK LATELY?

    That information is publicly available through the SEC, but we are not able to discuss management transactions.